News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Expands Banking Credit Facility Agreement
BATAVIA, NY, June 16, 2006 — Graham Corporation (AMEX: GHM) announced today that it has expanded its three-year credit facility agreement with Bank of America, N.A.
The second amendment to the credit facility agreement increases the Company’s banking facility to $20 million from $13 million, and includes a letter of credit sub-limit of up to $12 million from $10 million. The Company entered into the initial credit facility agreement on July 12, 2005. The interest rate charged for borrowings under the terms of the facility provide for a variable rate equal to prime minus 25 basis points to prime minus 100 basis points or LIBOR plus 200 basis points to LIBOR plus 100 basis points.
The proceeds of the revolving line will be used to meet the Company’s letter of credit and working capital requirements of its USA corporation and newly formed company in China. As of March 31, 2006, the Company had standby letters of credit outstanding of $4,688 and no borrowings.
James R. Lines, President and COO of Graham, commented, “Our business continues to show strength across all of our global markets. With increased bookings in emerging markets and the establishment of our Graham China subsidiary, our expanded credit facility agreement provides us with increased financial flexibility to address the many opportunities we are realizing from our markets.”
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a designer, manufacturer and global supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include Graham’s ability to successfully execute the contract, that the estimated value of the production contract will be realized, customer preferences and changes in market conditions in the industries in which Graham operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.
For more information contact:
J. Ronald Hansen, Vice President Finance and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

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